Exhibit 99.2

News Announcement

CONTACT:

Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

Star Gas Partners Amends Amended and Restated

Unit Purchase Rights Agreement

STAMFORD, CT (May 21, 2009) – Star Gas Partners, L.P., (the “Partnership”) (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced that it has amended its Amended and Restated Unit Purchase Rights Agreement, dated as of July 20, 2006 (the “Agreement”), which was previously amended pursuant to a First Amendment dated as of June 7, 2007.

The Second Amendment amends the definition of “Acquiring Person” under the Agreement to restore the acquisition threshold to 15% of the outstanding Common Units. The First Amendment had reduced the acquisition threshold to 5% in order to protect the Partnership’s Net Operating Loss Carryforwards (NOLs) for federal income tax purposes by discouraging any Person or group from acquiring more than 5% of the Partnership’s issued and outstanding Common Units. However, as discussed below, the Partnership believes that such protection is no longer required

In general, under the amended Rights Agreement, rights will separate from the Units and become exercisable on the tenth day (or such later date as may be determined by the General Partner) after a Person or group (a) acquires beneficial ownership of 15% or more of the Common Units or (b) announces a tender or exchange offer, the consummation of which would result in ownership by a Person or group of 15% or more of the Common Units. If a Person or group other than an Exempt Person obtains 15% or more of the Common Units (other than pursuant to a tender offer deemed adequate and in the best interests of the Partnership and its Unitholders by the General Partner (a “Permitted Offer”)), then each right (other than rights owned by an Acquiring Person or its Affiliates) will entitle the holder thereof to purchase, for the exercise price, a number of Common Units having a then current market value of twice the exercise price.

As of the calendar tax year ended December 31, 2008, Star/Petro, Inc., a wholly owned subsidiary of the Partnership, had aggregate federal NOLs of approximately $80 million, of which approximately $10.7 million is limited in accordance with Federal income tax law as a result of prior transactions. The NOLs, which will expire between 2018 and 2024, are generally available to offset any future taxable income. In the event that the Partnership experiences an “ownership change” for federal income tax purposes under Internal Revenue Code Section 382 (“Section 382”), Star/Petro may be restricted annually in its ability to use its NOLs to reduce its federal taxable income.

In general, the Partnership would be deemed to have an “ownership change” under Section 382 if, immediately after any owner shift involving a 5% unitholder, or any equity structure shift, the percentage of units of the Partnership owned by one or more 5% unitholder has increased by more than 50%, over the lowest percentage of units of the Partnership (or any predecessor entity) owned by such unitholder at any time during the three-year testing period. However, as a result of the passage of time, the large acquisitions of units that took place in connection with the Partnership’s recapitalization in April 2006, will no longer be counted in calculating an ownership change, which eliminates the need for the lower Acquiring Person threshold.

Star Gas Partners, L.P., is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com where unitholders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions, the impact of litigation, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, counterparty creditworthiness and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s quarterly report on form 10Q for the quarter ended March 31, 2009 and its Annual Report on Form 10-K for the year ended September 30, 2008, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.